SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                        Commission File Number 000-32311

                           NOTIFICATION OF LATE FILING

(Check One): [X_] Form 10-K [_] Form 11-K [_] Form 20-F [_] Form 10-Q
             [_] Form N-SAR

                      For Period Ended: December 31, 2002

     [_] Transition Report on Form 10-K

     [_] Transition Report on Form 20-F

     [_] Transition Report on Form 11-K

     [_] Transition Report on Form 10-Q

     [_] Transition Report on Form N-SAR

         For the Transition Period Ended:______________________________________

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________

                                     PART I

                             REGISTRANT INFORMATION

Full name of registrant  SURETY HOLDINGS CORP.
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Former name if applicable

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Address of principal executive office (Street and number):  850 FORT PLAINS ROAD
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City, state and zip code:  HOWELL, NEW JERSEY 07731
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                                     PART II

                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     | (a) The reasons described in reasonable detail in Part III of this
     |     form could not be eliminated without unreasonable effort or
     |     expense;
     |
     | (b) The subject annual report, semi-annual report, transition report
     |     on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will
[X_] |     be filed on or before the 15th calendar day following the
     |     prescribed due date; or the subject quarterly report or
     |     transition report on Form 10-Q, or portion thereof will be filed
     |     on or before the fifth calendar day following the prescribed due
     |     date; and
     |
     | (c) The accountant's statement or other exhibit required by Rule
     |     12b-25(c) has been attached if applicable.


                                    PART III

                                    NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Registrant is delayed because it has not yet received certain information from a wholly owned operating subsidiary located in Hawaii.

                                     PART IV

                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

HOWARD R. KNAPP                  732         886-0706
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    (Name)                   (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                        [X_] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                        [_] Yes  [X_] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

 SURETY HOLDINGS CORP.
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(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     MARCH 31, 2003              By:    /s/ HOWARD R. KNAPP
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                                                HOWARD R. KNAPP